ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

April 26, 2021

Each Fund Listed as a JNLST Feeder Fund or JNLST Master Fund on Schedule A
JNL Series Trust
1 Corporate Way
Lansing, Michigan 48951

Ladies and Gentlemen:

We have acted as counsel in connection with the Plans of Reorganization (each, a “Plan”), each dated April 22, 2021 and effective April 26, 2021, between JNL Series Trust, a Massachusetts business trust (“JNLST”) on behalf of the applicable series listed on Schedule A as a JNLST Feeder Fund and JNLST on behalf of the corresponding series listed on the attached Schedule A as a JNLST Master Fund.  Each series of JNLST listed on Schedule A is referred to as a “Fund” and collectively as the “Funds.”
Each Plan describes a proposed transaction (each, a “Reorganization”) to occur as of 8:59 a.m. Eastern time on the date of this letter (the “Closing Date”), pursuant to which the applicable JNLST Master Fund will acquire all of the assets of the corresponding JNLST Feeder Fund in exchange for shares of beneficial interest in JNLST Master Fund (the “Master Fund Shares”) and the assumption by JNLST Master Fund of all of the liabilities of JNLST Feeder Fund.  In respect of each Reorganization, this opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to the Plan.  Capitalized terms not defined herein are used herein as defined in the Plan.
Each Fund serves as a funding vehicle for variable annuity contracts and/or variable life insurance contracts (the “Contracts”) offered by certain insurance companies (each, and “Insurance Company”).  Each Insurance Company establishes separate accounts (the “Separate Accounts”) that in turn purchase shares of the Funds in order to fund the Insurance Company's obligations to the holders of the Contracts (“Contract Owners”) under Contracts.
For purposes of this opinion, we have considered the Plan, the most recently filed prospectus for each Fund (collectively, the “Prospectuses”), and such other items as we have deemed necessary to render this opinion.  In addition, with respect to each Reorganization, each Fund, Jackson National Asset Management, LLC, Jackson National Life Insurance Company (“Jackson”) and Jackson National Life Insurance Company of New York (“Jackson-NY”) has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”) representing as to certain facts, occurrences and information upon which each Fund has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).
In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents.  We have further assumed that (i) all parties to the Plan and any other documents examined by us have acted, and will act, in accordance with the terms of such Plan and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Plan without the waiver or modification of any such terms and conditions; and (ii) all representations contained in the Plan, as well as those representations contained in the Representation Letters, are true and complete.
Each of Jackson and Jackson-NY has represented, among other representations, that each Contract issued or administered by such Insurance Company is treated as a “variable contract” within the meaning of Section 817(d) of the Internal Revenue Code of 1986, as amended (the “Code”).
Based on and subject to the foregoing and subject to the final paragraphs hereof, we are of the opinion that, with respect to each Reorganization, for U.S. federal income tax purposes, the Contract Owners will not recognize any taxable income, gain or loss as a result of the Reorganization.
No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.  Our opinion is based on the Code, Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion.  The legal authorities on which this opinion is based may be changed at any time.  Any such changes may be retroactively applied and could modify the opinions expressed above.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

SCHEDULE A

JNLST Feeder Fund	JNLST Master Fund
JNL/Mellon Bond Index Fund	JNL Bond Index Fund
JNL/Mellon Small Cap Index Fund	JNL Small Cap Index Fund
JNL/Mellon S&P 400 MidCap Index Fund	JNL Mid Cap Index Fund
JNL/Mellon International Index Fund	JNL International Index Fund
JNL/Mellon Emerging Markets Index Fund	JNL Emerging Markets Index Fund

*A JNLST Feeder Fund and JNLST Master Fund are “corresponding” if they are listed in the same row.